EXHIBIT 99.1

News Release

Contact:	Investor Relations
Phone:	(713) 324-4755
Address:

xjtinvestor@expressjet.com

EXPRESSJET REPORTS JUNE 2004 PERFORMANCE

            HOUSTON, July 1, 2004 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in June 2004 for its Continental Express operating fleet.

            During the month, ExpressJet flew 680.4 million revenue passenger miles (RPMs), up 26.2 percent versus June 2003, and increased available seat miles (ASMs) by 20.4 percent compared with June 2003.  ExpressJet's June load factor was 77.0 percent, a 3.5 point improvement over June 2003 and the highest load factor for any month in the company’s history.  The company flew 63,091 block hours, compared with 51,412 block hours in June 2003, and operated 34,318 departures, versus 30,846 departures in June 2003.

            Also in June, ExpressJet accomplished a 99.8 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 98.3 percent.  In June 2003, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 99.4 percent.

            During the month, ExpressJet accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 235 jets.  The company began new service to Boise, Idaho, Toluca, Mexico and Oaxaca, Mexico from Houston’s George Bush Intercontinental Airport and to St. John’s, Newfoundland from Newark Liberty International.

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 131 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.  ExpressJet Airlines employs approximately 6,200 people and is owned by ExpressJet Holdings, Inc.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS JUNE 2004 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

June	2004		2003		Change

Revenue Passenger Miles (000)	680,388		538,936		26.2	Percent

Available Seat Miles (000)	883,506		733,730		20.4	Percent

Passenger Load Factor	77.0	Percent	73.5	Percent	3.5	Points

Block Hours	63,091		51,412		22.7	Percent

Departures	34,318		30,846		11.3	Percent

YEAR-TO-DATE	2004		2003		Change

Revenue Passenger Miles (000)	3,447,947		2,534,188		36.1	Percent

Available Seat Miles (000)	5,004,476		3,840,089		30.3	Percent

Passenger Load Factor	68.9	Percent	66.0	Percent	2.9	Points

Block Hours	353,155		273,812		29.0	Percent

Departures	196,889		168,454		16.9	Percent

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